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                                                                       Exhibit 4

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                       OPTION PLAN FOR CERTAIN DIRECTORS
                         (AS ADOPTED NOVEMBER 15, 1994,
                      AND AMENDED THROUGH AUGUST 16, 1996)


         1. PURPOSE. The purpose of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Plan") is to promote the interests of Noise Cancellation Technologies, Inc. (the "Corporation") and its stockholders by (a) affording to certain members of the Board of Directors of the Corporation (the "Board") an incentive, by means of an opportunity to acquire Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), to share in the increase in the value of the Common Stock and to exert their maximum efforts on the Corporation's behalf and (b) recognizing the contributions and sacrifices made by certain members of the Board.

         2. ADMINISTRATION. The Plan shall be administered by the Board or, at the discretion of the Board, a committee of the Board consisting of at least two Directors (the "Committee"). As used in this Plan, the term "Administrator" shall mean the Board or, if the Board has appointed a Committee to administer the Plan, the Committee, as the case may be. The Administrator shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Administrator shall be binding upon all persons.





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         3.      SHARES SUBJECT TO THE PLAN.  The aggregate number of shares of
Common Stock covered by stock options (the "Options") granted pursuant to the Plan is 821,000 shares, subject to adjustment under Section 11. Shares which may be delivered on exercise of Options may be previously issued shares reacquired by the Corporation or authorized but unissued shares. Shares covered by Options that are forfeited, cancelled, or that otherwise expire unexercised shall again be available to grant under the Plan.

         4. ELIGIBILITY. Options under the Plan shall be granted solely to the members of the Board who served in the positions of (a) Co-Chairman, President and Chief Executive Officer and (b) Chairman of the Finance Committee on November 15, 1994, the date of the adoption of the Plan by the Board (such persons sometimes referred to herein as the "Participants") as of the dates, in the amounts and on the terms set forth in this Plan.

         5.      OPTION GRANTS.

                 a) Grants to Co-Chairman, President and Chief Executive Officer. The person who served as Co-Chairman, President and Chief Executive Officer on November 15, 1994 shall automatically, without further action by the Board, be granted Options to purchase 525,000 shares of Common Stock. The Options shall be granted on the following dates in the amount set forth opposite each such date (each date a Grant Date):

         Grant Date                                                   Number of Shares
         ----------                                                   ----------------
      November 15, 1994                                                    120,000
      December 15, 1994                                                     45,000
      January 15, 1995                                                      45,000





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
     Grant Date (cont.)                                           Number of Shares (cont.)
     -----------------                                            -----------------------
     February 15, 1995                                                     45,000
     March 15, 1995                                                        45,000
     April 15, 1995                                                        45,000
     May  15, 1995                                                         45,000
     June 15, 1995                                                         45,000
     July 15, 1995                                                         45,000
     August 15, 1995                                                       45,000

                 b) Grants to Chairman of the Finance Committee. The person who served as Chairman of the Finance Committee on November 15, 1994 shall automatically, without further action by the Board, be granted Options to purchase 200,000 shares of Common Stock. The Options shall be granted on the following Grant Dates in the amounts set forth opposite each such Grant Date.

         Grant Date                                                     Number of Shares
         ----------                                                     ----------------
       November 15, 1994                                                     50,000
       December 15, 1994                                                     25,000
       January 15, 1995                                                      25,000
       February 15, 1995                                                     25,000
       March 15, 1995                                                        25,000
       April 15, 1995                                                        25,000
       May 15, 1995                                                          25,000


                 c) Other Grants. From and after November 8, 1995, Options may be granted to the Participants on such other dates, in such other amounts and with such other terms relating to vesting, exercisability, expiration and exercise price than those specifically set forth herein as may be determined from time to time by the Administrator, provided that no grant of an Option





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may be made after November 15, 2004 and no options granted may be exercised after ten (10) years from the date it is granted.

                 d) Limitation on Grants. No Option grant pursuant to Sections 5(a), 5(b) or 5(c) shall be effective if the recipient of such Option is not a director of the Corporation on the relevant Grant Date.

         6. EFFECTIVE DATE; STOCKHOLDER APPROVAL. The Plan shall become effective upon approval by the Board; provided, however, that the Plan shall be submitted to the stockholders of the Corporation for approval, and if not approved by the stockholders within one year from the date of approval by the Board shall be of no force and effect. Options granted hereunder before approval of the Plan by the stockholders shall be granted subject to such approval and shall not be exercisable before such approval.

         7. EXERCISABILITY OF OPTIONS. Each Option granted under Section 5(a) or 5(b) hereunder shall become fully exercisable on the later to occur of
(a) the date the Plan is approved by stockholders pursuant to Section 6 or (b) the relevant Grant Date for such Option. Exercisability of Options granted under Section 5(c) hereunder shall be determined as provided in said Section 5(c).

         8. EXPIRATION OF OPTIONS. Each Option granted under Section 5(a) or 5(b) hereunder shall expire at 5:00 p.m., Eastern Time, on November 15, 1999. The expiration





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of Options granted under Section 5(c) hereunder shall be determined as provided in said Section 5(c).

         9. PURCHASE PRICE; EXERCISE. The purchase price for each share of Common Stock subject to an Option granted under Section 5(a) or 5(b) hereunder shall be the fair market value of the Common Stock on the relevant Grant Date. The purchase price for each share of Common Stock subject to an Option granted under Section 5(c) hereunder shall be determined as provided in said Section 5(c). Options shall be exercisable only upon payment to the Corporation of the purchase price of the Options. Payment for the exercise of Options shall be made in United States dollars, payable in cash, by check, in whole shares of Common Stock, or in a combination of whole shares of Common Stock and cash, having an aggregate fair market value equal to the purchase price of the Options. Exercise of an Option shall be by written notice in the form and manner determined by the Administrator.

         10. LOANS. The Board may, in its discretion, make loans available to Participants, on reasonable terms, with funds to be provided by the Corporation, to facilitate the payment by a Participant of the exercise price of, or any tax withholding obligation incurred with respect to, any Options granted under this Plan. The Board may, in its discretion, take other steps to enable the Corporation to facilitate the payment of such exercise price or tax withholding obligations, including but not limited to arranging for the provision of loans by, or other arrangements with, third parties, including but not limited to banks or brokers, with or without a guarantee of such loans by the Corporation.





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         11.     ADJUSTMENT UPON CHANGES IN CAPITALIZATION.  If there is a
change in the number or kind of outstanding shares of the Corporation's stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to stockholders of the Corporation's Common Stock other than a cash dividend, appropriate adjustments shall be made by the Administrator to the number and kind of shares subject to Options under the Plan; the purchase price for shares of Common Stock covered by Options; and other relevant provisions, to the extent that the Administrator in its sole discretion, determines that such changes make such adjustments necessary to be equitable.

         12. TRANSFERABILITY OF OPTIONS. Options shall be non-assignable and non-transferable by the Participants other than by will or the laws of descent and distribution, and shall be exercisable during a Participant's lifetime only by the Participant or his agent, attorney-in-fact, or guardian.

         13. LAWS AND REGULATIONS. The Plan, the grant and exercise of Options and the obligations of the Corporation to sell or deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations and rules.

         14. TAX WITHHOLDING. Any payment to or settlement with a Participant in cash, or in Common Stock, pursuant to any provision of the Plan shall be subject to withholding of income tax, FICA tax or other taxes to the extent the Corporation is required to make such withholding.





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Any required withholding payable by a Participant with respect to any tax may be paid in cash, in whole shares of Common Stock or in a combination of whole shares of Common Stock and cash, having an aggregate fair market value equal to the amount of any required withholding obligation.

         15.     AMENDMENTS.

                 a) The Administrator may at any time or times amend the Plan or amend any outstanding Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law, provided that no amendment of any outstanding Options shall contain terms or conditions inconsistent with the provisions of the Plan as determined by the Administrator.

                 b) Except as provided in Section 11, no such amendment shall, without the approval of the stockholders of the Corporation: (i) increase the maximum number of shares of Common Stock for which Options may be granted under the Plan; (ii) reduce the price at which Options may be granted below the price provided for in Section 9; (iii) reduce the Option Price of outstanding Options; (iv) extend the period during which an outstanding Option may be exercised beyond the maximum period provided for in Section 8; (v) materially increase in any other way the benefits accruing to Participants; or
(vi) change the class of persons eligible to be Participants.





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         16.     SUCCESSORS.  All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Corporation.

         17. GOVERNING LAW. The Plan and any and all agreements hereunder, shall be construed in accordance with an governed by the laws of the State of New York and the United States of America.





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